Exhibit 99.1

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
01-25-07/3:00 p.m. CT
Confirmation # 8454308

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
January 25, 2007
3:00 p.m. CT

Operator:	Good afternoon and welcome ladies and gentlemen to the Rurban Financial Corporation Fourth Quarter 2006 Earnings conference call and webcast.
At this time, I’d like to inform you that this is a conference call being recorded and all participants are in a listen-only mode. We will open the conference up to the investment community for questions and answers after the presentation.

I will now turn the conference over to Ms. Valda Colbart, Investor Relations Officer. Please go ahead, Valda.

Valda Colbart:	Good afternoon everyone. I would like to remind you that this conference call is being broadcast over the internet live and will also be archived and available at our website, www.Rurbanfinancial.net until February 15, 2007.
Joining me today are Ken Joyce, President and CEO, Duane Sinn, CFO, and Mark Klein, President and CEO of the State Bank and Trust Company, but before we get started I’d like to make our usual Safe Harbor Statement and remind everyone that comments made during this conference call regarding Rurban’s anticipated future performance are forward-looking, and therefore involve risks and uncertainties that could cause the results or developments to differ

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
01-25-07/3:00 p.m. CT
Confirmation # 8454308

significantly from those indicated in these statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the company and its subsidiaries operate, future interest rate lev... levels, legislative and regulatory decisions or capital market decisions and other factors set forth in the company’s filings with the securities and exchange commission.

I will now turn the call over to Ken Joyce, President and CEO . . . Ken.

Kenneth Joyce:	Well, thank you, Valda and thank you for joining us this afternoon to discuss the fourth quarter 2006 and year to date financial results for Rurban Financial Corp.
Over the next 20 minutes or so, Duane Sinn, Rurban’s CFO, and I will discuss this eventful quarter and try to add some detail to the earnings release that went out last evening. I have also asked Mark Klein, State Bank President and CEO to join us in this process and provide some commentary on the banking segment’s progress and plans.

Overall, we see this past quarter as a continuation of the progress we had made over the past several years, which has accelerated since 2006 with the beginning of several growth and profitability initiatives. Our primary task for 2007 is to improve the profitability of our banking segment. We have struggled over the last three years with credit problems that originated prior to 2002, which have taken a tremendous toll on Rurban’s resources and thus diverting our attention from income generating activities. We are confident that these problems are now behind us and we are able to enter a new year focused on growth and profit improvement. Non-performing loan that are below our projected one percent of total assets and we have virtually no REOR — REOR...OREO on our books — not easy to say!

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
01-25-07/3:00 p.m. CT
Confirmation # 8454308

The actual number of non-performing assets to total assets is 70 basis points, approximately the same as the median of the publicly traded Ohio banks. We reduced these non-performing assets to 3.9 million as of year end, down from 8.9 or 1.67 percent of assets at the end of 2005. We have not had a significant credit go to non-performing that was originated since 2002. The ah the high quality of our recent underwriting combined with reducing problem assets is a clear indication of the success of our controls and our attention to quality underwriting standards. We have been working for the past 18 months to build an infrastructure that will accommodate the next phase of our recovery.

We have already accomplished several major initiatives. One is we diversified our geographic footprint to new growth markets. Number two is we brought in the right management team. Number three, we began the process of creating a sales culture. And four, we began to grow. We have already increased our loan and deposit portfolios using some of these new strategies.

In June of 2005, we acquired two Lima branches and recruited an outstanding lending team led by David Anderson to develop that market and grow our presence. We projected that the acquisition would be profitable within one year. We met our expectations as to growth — as our loans grew $20.7 million for 2006. The Lima branches turned profitable around mid-year and are profitable on a year to date basis, including a full allocation of indirect expenses. We remain excited about the opportunities in the Lima market and expect continuing growth in profitability. We acquired The Exchange Bank in the Toledo metropolitan market as of the year end 2005 at an attractive deposit acquisition cost of about 8.15 percent.

The Exchange Bank operates in both Wood and Lucas county which is showing both a deposit and population growth. The bank had some asset quality problems, but our experience indicated that those would be able to be fixed fairly quickly and we have done so. Non-performing assets have grown — or have gone from 1.5 million at the acquisition date down to 268,000 at year end

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
01-25-07/3:00 p.m. CT
Confirmation # 8454308

2006, this represents 31 basis points in non-performing assets to total assets. This reduction was accomplished through a combination of loan workout activity and problem loan sales.

At the time of the acquisition we targeted a net income run rate for the fourth quarter of 2006 with approximately $30,000 per month on a fully allocated basis. And, we have not achieved that profit goal. The goal was not met even though we improved profitability — or portfolio quality, we exercised sound expense control, and we had a 12.5 percent year over year loan growth which was net of problem loan sales in the sale of the credit card portfolio.

The overhead cost to operate this bank separately is simply too high to overcome in the short term. Therefore, we have made a decision to merge Exchange Bank with State Bank and Trust, which we announced in December. We have completed a regulatory application to merge The Exchange Bank into the State Bank and Trust Company. Subject to the receipt of regulatory approval, we expect to complete that merger by the first quarter of 2007. These moves should result in The Exchange Bank acquisition meeting our target goal to be accretive to earnings shortly following the merger date.

At the same time, we plan to merge the trust and investment company, Reliance Financial Services, into the State Bank and Trust Company. This merger is also subject to regulatory approval. We have filed the necessary applications and expect completion of the merger by the end of the first quarter. This merger will also add economies and it will integrate sales efforts into the various markets more effectively under one single charter. We took an after tax charge in the fourth quarter of approximately $283,000 to reflect the identified cost of these mergers. We would expect some additional charges in the first — in the first quarter when we will be able to quantify additional merger expenses and fully identify the costs.

We are targeting between $1 million and $1.5 million of annualized savings from these mergers. The CEO of the combined banking entity following these mergers will be the current State Bank

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
01-25-07/3:00 p.m. CT
Confirmation # 8454308

and Trust CEO, Mark Klein. A major component of our strategy has been to get the right management team in place and Mark is part of that dynamic management team. We introduced Mark Klein at a previous webcast, and I’ve asked him to join us today to discuss his progress after one year, and his upcoming initiatives for 2007 and the expanded footprint. Mark’s primary job is to improve the profitability of the banking unit.

At this time, I will turn the call over to Mark Klein . . . Mark.

Mark Klein:	Thank you Ken, and good afternoon. I am pleased with our progress and the results of 2006 and also encouraged with our prospects for continued improvement as we move into 2007. While we have made tremendous progress, we still have a long way to go.
However, the sales culture we introduced to the entire organization in 2006 was met with enthusiasm and has yielded some outstanding results which I will share with you today. I am convinced that this bank wide sales initiative led by our management team and reinforced with an incentive plan that rewards specific individual contributions will continue to provide the momentum that will enable us to deliver our goals for 2007.

Briefly, looking back on 2006 our success hinged on several key components. Total loans grew at $39.5 million or approximately 15 percent. Total commercial loans grew $37.4 million or approximately 23 percent over 2005. $23.5 million or 63 percent of the increase came in commercial real estate loans and approximately $13.9 million or 37 percent of the increase came in commercial, business, and agricultural loans.

Core deposits grew $29.6 million or 9.43 percent. Individual referrals to our business partners in 2006 totaled 431 with 134 closed referrals leading to $5.9 million in mortgage loans, $4.7 million in commercial and consumer loans, 1.2 million in savings and money market deposits, $3.8 million in certificates to deposits and $10.2 million in trust assets. Residential loan production for

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
01-25-07/3:00 p.m. CT
Confirmation # 8454308

the entire banking group was $43 million or a 95 percent increase over 2005 volume of $22 million. Commitment to maintaining high level of asset quality with a more rigorous underwriting process for commercial loans and as Ken mentioned, the improvement in asset quality to peer level of less than 70 basis points for non-performing assets. We accomplished these goals by bringing more value to our clients than our competition and providing expertise as we discussed strategy, financial needs, and loan structuring with the existing as well as prospective clients.

In fact, the common thread to all our successes was our ability to be in the client’s home and business as evidenced with over 3,900 business development calls by retail, real estate, and commercial lenders. This continued focus on assessing and providing solutions to 100 percent of our client’s needs continues to drive our daily activities.

Quite simply, our plans for 2007 are to continue building on our successes we have identified in 2006 with continued efforts on sales calls, quality loan underwriting, proactive identification of client needs, employee recognition, and clearly defined individual goals with financial incentives.

At this time, I will turn the discussion back to Ken.

Kenneth Joyce:	OK, well thank you Mark and congratulations to you and your team on making substantial contributions to our progress in 2006. A few words here about our loan workout company, RFCBC. This company was created in 2003 and it’s handled a high of about $42 million of problem loans. And, it is now down to one relationship with a single loan on a payout schedule. We expect to see this workout company go dark by the end of 2007.
Our profess...((inaudible — loss of audio)) compared to 2005. We will continue to have legal expenses connected to our litigation and collection efforts on charged-off loans for the next two quarters, at which time we would expect the legal fees to decline substantially. We would also expect some recoveries in 2007 to help offset these continuing legal fees.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
01-25-07/3:00 p.m. CT
Confirmation # 8454308

At this time, I will turn the webcast over to Duane Sinn, our Chief Financial Officer. Duane will give you some information behind the strategy and progress I’ve assessed. He will also give some additional clarity to the information presented in our recent press release, Duane.

Duane Sinn:	Thank you Ken and good afternoon. Our fourth quarter and year to date results were a reflection of several initiatives to improve our core bank earnings going forward. Our overall core earnings are improving, and this will be more apparent in 2007 as we merge our banking subsidiaries. As we mentioned in our press release, we are targeting approximately $1 million to $1.5 million in annual pre-tax savings as we work through the merger of our banking group. I want to remind you that our year end balance sheet for 2005 includes the assets and liabilities of Exchange Bank.
However, the 2005 Rurban income statements provided on our earnings release do not include Exchange Bank because it was acquired to the — at the close of business on December 31, 2005. I will also point out that RDSI’s acquisition of DCM, the item processing company headquartered in East Lansing, Michigan was completed in early September 2006, so its results are included in this quarter for the first time. Balance sheet growth slowed during the fourth quarter, restricted by a restructuring that we completed in December of 2006 as we sold $17.5 million in securities and paid off $9 million in higher costing FHLB advances. This restructuring should have a positive affect on our margin for 2007 and I will discuss this in a minute. We continue to be encouraged by the loan growth we see in our markets, and we see additional opportunities to leverage our growth as we enter 2007.

The prime driver of our loan growth is commercial lending — is the commercial lending group. Commercial loans increased $38.2 million or 20 percent for 2006. Excluding mortgage loans sold, our residential loan portfolio grew $5.3 million or six percent and consumer lending grew $400,000 or one percent.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
01-25-07/3:00 p.m. CT
Confirmation # 8454308

Overall, loan growth for 2006 totaled $43.1 million or 13 percent. Excluding the credit card sale and the workout of problem loans, total loans would’ve been well above — total loan growth would have been well above 15 percent for the year. On the deposit side, our non-interest bearing deposit showed a decrease of approximately 5.5 million during 2006. This decrease was a result of customers migrating into a higher yielding instrument. Increases in net in — increases in interest bearing deposit accounts were $35 million or 11 percent in 2006. This growth was retail in nature as broker deposits were relatively stable throughout the year.

Overall, deposits — deposit growth was $30 million or eight percent for 2006. As Ken mentioned, we have been successful in reducing our non-performing assets by $5 million during the past 12 months to $3.9 million or 70 basis points of assets. RFCBC at one point had three loan workout specialists and is now down to a part-time loan workout specialist. Legal expenses declined but continued to be relatively high throughout 2006, and we expect that to decrease substantially in 2007.

Let’s transition to the income statement and I will focus on a few key year to date and quarterly results. We reported net income of $2.8 million or 55 cents per diluted share for the year which represents a $2.1 million over the $673,000 reported in 2005. The fourth quarter results were $710,000 or 14 cents per diluted share, a $1.1 million increase over the loss of $344,000 reported in the fourth quarter of 2005. Primary reasons for this year over year improvement was the overall growth in the State Bank and Trust Company, namely, earning asset growth, increased — increase in non-interest income, improved expense control and the continuing success of RDSI.

Net interest income totaled $15 million on a year to date basis compared to $12.1 million last year. Increases in earning asset levels throughout the banking footprint and the acquisition of The Exchange Bank were the primary drivers of this increase. These increases on earning asset levels were offset by the margin compression that was rampant in the first half of 2006 and

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
01-25-07/3:00 p.m. CT
Confirmation # 8454308

continued to be a problem in the second half of 2006, although the rate of change is clearly slowing and appears to be stabilizing. This margin pressure is driven by the inverted yield curve and strong competitive pressures on the loan side. The restructuring of our balance sheet at year end will improve mar — the margin by approximately 15 basis points assuming no other changes in rates. We continue to position our balance sheet for growth as we leverage our ability to fund growth, loan growth with a portion of our investment portfolio and focus on core retail deposits as we enter 2007. We anticipate approximately $10 million in call - in callable securities yielding four percent to be used for loan funding throughout 2007. Overall earning asset yields were 6.38 percent on a fully tax-equivalent basis for 2006 compared to 5.55 percent in 2005. The overall cost of funds increased to 3.62 percent from 2.76 percent in 2005. The net interest margin was 3.13 percent for 2006 compared to 3.14 percent in 2005. Net interest income for the fourth quarter 2006 increased $430 — $438,000 to $3.6 million compared to $3.1 million for the fourth quarter of 2005. Once again, the growth and earning assets and the acquisition of Exchange Bank were the major contributors to this increase. Management recognizes that one of the contributors to our relatively weak margin is our high mix of investments to total earning and assets, and we will continue to focus on reducing the investment portfolio and increasing our loan portfolio throughout 2007. The loan loss provision for 2006 year to date was $178,000 compared to 583 — $583,000. The 2006 provision declined compared to 2005 as our loan quality continues to improve.

We are comfortable with our overall loan loss reserve at one percent of loans, given the quality of our loan portfolio and the relative declining risk of that portfolio. The negative loan loss provision for the quarter is a reflection of selling the credit card portfolio during the quarter, a provision of $140,000 was essentially moved from the loan loss reserve to a liability reserve account. This was done because of the credit card sale agreement has a put option on delinquent transferred accounts. We have elected to extend some reserve for this contingency through a separate liability account. Net charge-offs for 2006 totaled $1.2 million compared to $1.7 million for 2005.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
01-25-07/3:00 p.m. CT
Confirmation # 8454308

Net loan charge-offs were 33 basis points on an annualized basis and reflect our improving abilities to reserve adequately for losses.

The 2006 charge-offs were all fully reserved. Total non-interest income year to date improved nicely from last year increasing by $5.4 million or 30 percent. Data servicing fees drove this increase, with an increase of $2.3 million, or 18 percent, above the previous year’s results. Another important component was a gain on sale from the mortgage lending operation. We originated and sold $40 million in mortgage loans, twice the amount compared to the 2005 levels. Increase in non-interest income was also aided by non-recurring fees associated with the gain on sale of the credit card loans, recovery on WorldCom bonds, and income associated with recovery of impaired loans.

Offsetting these one-time gains were losses on securities totaling $495,000 due to the balance sheet restructuring. Excluding the previously mentioned non-recurring large items, total non-interest income increased $3.9 million or 20 — 21 percent. Total non-interest income increased $3.1 million, or 69 percent, for the fourth quarter 2006 compared to the fourth quarter of 2005. Once again, the data processing fees and the previously mentioned non-reocurring fees associated for gain on the sale of the credit card loans, recovery of WorldCom bonds and income associated with the recovery of impaired loans were primarily the reason for this increase. Excluding the one-time fees, non-interest income increased $1.7 million, or 38 percent, for the fourth quarter compared to the year over — compared to the year-ago quarter. Total non-interest expense increased 34 — increased to $34.9 million year to date compared to $29.1 million for the same period in 2005 reflecting a $5.8 million increase. These increases are the result of $4.9 million in operating expenses for Exchange Bank, $1.25 million in expenses associated with DCM, $215,000 in pre-payment penalties on FHLB advances, and $283,000 merger related expenses. Excluding these items, non-interest expense actually decreased $783,000 between 2005 and 2006 results.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
01-25-07/3:00 p.m. CT
Confirmation # 8454308

Professional fees year over year declined $334,000 as litigation expense dropped on problem loans throughout 2006 compared to 2005. The remainder of the decrease is due to improved expense controls. The current quarter operating expenses totaled $10.4 million compared to $7.6 for the fourth quarter of 2005. The quarterly increase was once again driven by expenses at Exchange Bank and DCM as well as the FHLB penalties and merger related expenses which were recorded in the fourth quarter of 2006.

As I mentioned earlier, we are targeting 1 million to $1.5 million in efficiencies and most will come from the operating expense cuts which we expect to complete by the end of the first quarter. As I have mentioned throughout my presentation, the company had a number of one-time adjustments during the quarter. These one-time adjustments increased income for the quarter by approximately 100 to $150,000. Excluding all adjustments, the core earnings for the fourth quarter would’ve been approximately 550 to $600,000.

At this time, I will turn the discussion back to Ken, he will update you on the progress of our fee income business segments.

Kenneth Joyce:	OK, well thank you. I appreciate it, Duane. I think that we had a little cut out before so I was — we may have missed a little section where I talked about the loan workout company, RFCBC. Ah, this company was created in 2003 and it has handled a high of about $42 million of problem loans and it is now down to one relationship with a single loan on a payout schedule. And, we expect to see this workout company go dark by the end of 2007. Our professional fees, which are largely related to um, ah, attorney fees connected to problem loans are down by $334,000 compared to 2005. Ah, we expect to continue to have legal fees connected to our litigation collection efforts, um, charged off loans for the next two quarters and then, we would expect those legal fees to decline substantially. And, we would also expect some recoveries in 2007 to help offset these continuing legal fees, although we can’t define them at this time.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
01-25-07/3:00 p.m. CT
Confirmation # 8454308

Ah, as I discussed earlier, subject to regulatory approval, we will begin merging our trust and investment company, Reliance Financial Services and the State Bank and Trust. We expect that merger to be completed by the end of the first quarter of 2007 as well. Reliance did well in 2006, turning in a profit of $715,000, which included a one-time item as Duane mentioned of $105,000 after taxes. Profit is expected to be down slightly for Reliance for 2007 as it invests in the new banking footprint. The payback on the trust investment business can take two years to recoup investment in staff in new markets.

RDSI, our data processing and item processing company continues to make excellent progress. It made $2.1 million on revenue of about $16.6 million. The DCM acquisition completed in September of 2006 has proven to be a real success since it has — it is already exceeding our profitability goals. It has been immediately accretive to earnings and we have been able to continue to add new clients. The 50th bank was added in the fourth quarter resulting in the combination of DCM and RDSI servicing more than 100 banks throughout the Midwest as well as our recent entry to Florida. We see 2007 as a continuation of the growth story for RDSI.

At this time, I will turn the webcast over to Valda to see if we have any questions from our investment community, Valda.

Valda Colbart:	Thank you, Ken. It is now time for the questions and answers session. If you are using a speakerphone, please pick up the handset before pressing any numbers and un-nute - mute your phone. If you have a question, we would like for you to press star one on your push button telephone. That’s star one if you have a question. And if for some reason someone asked a question that you wanted to, need to withdraw that, press star two. So again if you have a question please press star one on your push button telephone and we will take the questions in the order they are received. We’ll standby for just a few moments.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
01-25-07/3:00 p.m. CT
Confirmation # 8454308

While we’re waiting to see if we have any questions, we would like to remind everyone that we’d be happy to e-mail you directly regarding Rurban Financial Corps. Corporate events.

Operator:	And we do have a question from George Geissbuhler, Sweney, Cartwright & Company.

George Geissbuhler:	Good afternoon, guys.

Ken:	Good afternoon, George, how you doing?

George Geissbuhler:	Good — good. Just had one question, really. You were saying you have one loan, ah, ah, left in the workout company.

Ken:	That’s correct.

George Geissbuhler:	Just curious how big that one is.

Ken:	It’s about ah, net of about $600,000 in total.

George Geissbuhler:	And, you think that will be done in the next, what do you say, three or four months?

Ken:	No, it’s going to have ah a period of workout time connected to it. But, ah we don’t see a loss connected to it because it’s a — it’s well collateralized at this point.

George Geissbuhler:	OK.

Ken:	Um, And, ah, even if things should turn south on that entire relationship, we should be OK with it. So, we don’t see any um risk in that um in that remaining portfolio with that company at this point at all.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
01-25-07/3:00 p.m. CT
Confirmation # 8454308

George Geissbuhler:	Tremendous.

Ken:	Yes, it’s been a long road and as we’ve said here, our emphasis now is to work on the banking side and get it profitable. And, we think we’ve got the right people here in place with Mark and ah we made some changes here in this last quarter to make it head that way. So .

George Geissbuhler:	Real good progress and keep up the good work.

Ken:	Thank you very much, take care.

George Geissbuhler:	That’s all I had.

Ken:	OK.

George Geissbuhler:	Thanks.

Operator:	And as a reminder to ask a question, it is star one at this time on your touch-tone telephone. That’d be star one. And we — next question is from Ross Haberman with the Haberman Fund.

Ross Haberman:	Gentlemen.

Ken:	Hi Ross.

Duane:	Hi Ross.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
01-25-07/3:00 p.m. CT
Confirmation # 8454308

Ross Haberman:	I just had a couple of qui..quick questions. What’s your expecta...expectations do we — do you see a significant fall off in ’07 on what you call the professional fees? Um ah I’m not sure if that part includes the workout and so forth, from the $870,000 expense you had in ’06.

Male:	Do we expect to see a substantial fall off, is that your question

Ross Haberman:	Yes.

Male:	Yes, we a saw improvement of that ah in 2006. And, I think we’re still going to see some in the first and second quarter of next year. Ah we’re still in litigation on a couple of issues. Ah my only uncertainty is are we going to get recoveries that are potentially going to offset that. I don’t know that at this point. But, following that, a once we get resolution of that, that’s kind of the last as I see it as a legacy issue a that are active at this point, so

Ross Haberman:	Ahum, you talked — I think ah you said I think Proforma year end five to 600,000, you know, without all of the one-time items for the quarter. Ah, any large expenditures, expenses expected for the upcoming year, ah, ah and is sort of this the base to grow from, ah to hit — well, what was it, 100, I think you threw out a couple months ago. You were shooting for ah one percent return on assets, I think, in some interview you had. Ah, I wonder if we’re going to see anything like that a over the next year — a year or two or is that wishful thinking?

Male:	Um we don’t think it’s wishful thinking. And, we we see a target of a run rate is probably 80 to 90 basis points by the time we get to the — at least by the fourth quarter and we’re trying to stay conservative with that number, Ross. Um, we’ve got a pretty good run rate going right now. Um we think the restructuring that we’ve done on the investment portfolio is going to add to that. Ah the um loan growth that we saw this year, ah, we think we can do that again next year. Ah the question — certainly part of the question becomes margin and what happens to that um that um

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
01-25-07/3:00 p.m. CT
Confirmation # 8454308

margin compression the course of next year? Ah, it looks to us like our market compression is stabilizing at this point.

So, that loan growth um a will be a list to earnings. And, as we mentioned, a we’ve identified at least a million to a million and a half of expenses that a we’re going to work out of the a income statement here in the first quarter.

Ross Haberman:	You mean you think you can grant — get — generate those savings with —ah within the first quarter or will they gradually come in over the — over the year you might say?

Male:	Good question. That’s kind of a run rate that would be an annualized expense saving number that I’m discussing and in terms of a million and a million and a half.

Ross Haberman:	And, just one final que — question. How are you positioned on — in terms of interest rate, exposure, and if we continue to get this in flat inverted yield curve through, I don’t know, summer into the fall. Um is that 80 to 90, you know, basis points goal —um realistic expectation based on, you know, a continued flat um yield curve?

Male:	Ah we would, ah, in terms of how we are looking at next year, we expect to see probably a couple of increases in prime rate. Ah those are our expectations. Ah the market may have changed a bit here as you look at it over the last ah few months, it may be flat. Um if it is flat, it’s going to affect us somewhat, ah we’re going to have to find another way to do that um if it ah continues flat. But, flat um continuation of its presence, shape of the curve isn’t going to hurt us much. Ah if it’s continues to invert, that’s another story. Um, you know, I — we and every other banking organization, I think, would be imperative ah, um, if it continues to invert. Um. Um, but, if it’s (safe without words that) we’re going to be in reasonably good shape. Ah, um, if it improves and we see some prime rate increases then that will be very encouraging for us.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
01-25-07/3:00 p.m. CT
Confirmation # 8454308

Ross Haberman:	Thank you.

Male: OK.	Thank you, Ross.

Operator:	And we seem to have no further questions at this time. And I’ll turn the conference back to Mr. Ken Joyce.

Kenneth Joyce:	OK, well thank you very much um and thank you Valda for hosting this, that seems to be the end of the questions so we’ll end Rurban’s fourth quarter 2006 webcast call and thank you for joining us today.

Operator:	And, that does conclude today’s conference. Thank you for your participation. You may now disconnect.
END